EXHIBIT 12





                           SONAT INC. AND SUBSIDIARIES


                        Computation of Ratios of Earnings
                   from Continuing Operations to Fixed Charges
                              Total Enterprise (a)



                                        Three Months Ended March 31,                        Years Ended December 31,


                                             1997           1996            1996       1995         1994        1993        1992
                                             ----          ----             ----       ----         ----        ----        ----

                                                                                               (In Thousands)

Earnings from Continuing Operations:
   Income (loss) before income taxes       $100,205      $ 66,183        $294,304    $282,497     $154,871    $364,198     $133,728
Fixed charges (see computation below)        36,578        39,746         152,830     165,154      127,909     129,160      156,428
   Less allowance for interest capitalized   (1,126)       (1,359)         (5,094)     (6,540)      (6,692)     (4,101)      (8,422)
                                           --------      --------        --------    --------     --------    --------     --------
Total Earnings Available for Fixed Charges $135,657      $104,570        $442,040    $441,111     $276,088    $489,257     $281,734
                                           ========      ========        ========    ========     ========    ========     ========


Fixed Charges:
   Interest expense before deducting
      interest capitalized                 $ 34,630      $ 37,854        $145,406    $157,653     $120,295    $122,204     $149,165
   Rentals(b)                                 1,948         1,892           7,424       7,501        7,614       6,956        7,263
                                           --------      --------        --------    --------     --------    --------     --------
                                           $ 36,578      $ 39,746        $152,830    $165,154     $127,909    $129,160     $156,428
                                           ========      ========        ========    ========     ========    ========     ========


Ratio of Earnings to Fixed Charges              3.7           2.6             2.9         2.7          2.2         3.8          1.8
                                           ========      ========        ========    ========     ========    ========     ========


----------------

(a) Amounts include the Company's portion of the captions as they relate to persons accounted for by the equity method.

(b) These amounts represent 1/3 of rentals which approximate the interest factor applicable to such rentals of the Company and its subsidiaries and continuing unconsolidated affiliates.